                                                                      Exhibit 11

                       COMPUTATION OF EARNINGS PER SHARE

        For the three and nine months ended December 31, 1996 and 1995

                                  (Unaudited)

                                                             Three Months Ended                  Nine Months Ended
                                                                 December 31                        December 31,
                                                            1996            1995                1996            1995
Primary Earnings per Share
Net income applicable to common stock                     $  417,168     $  476,278         $  244,056       $1,320,287
Weighted average number of common shares                  ==========     ==========         ==========       ==========
  outstanding                                                819,979        849,893            819,459          855,363
Common shares issuable under employee stock
  option plan                                                 61,317         51,139             61,317           51,139
Less shares assumed repurchased with proceeds                (27,453)       (28,952)           (27,453)         (28,952)
                                                          ----------     ----------         ----------       ----------
Weighted average common shares and common
   share equivalents outstanding                             853,843        872,080            853,324          877,550
                                                          ==========     ==========         ==========       ==========
Primary earnings  per common share                        $     0.49     $     0.55         $     0.29       $     1.50
                                                          ==========     ==========         ==========       ==========
Fully Diluted Earnings Per Share

Net income applicable to common stock                     $  417,168     $  476,278         $  244,056       $1,320,287
Interest on convertible subordinated debentures,
  net of tax                                                 172,991         45,509            518,972           45,509
                                                          ----------     ----------         ----------       ----------
Net income  adjusted                                      $  590,159     $  521,787         $  763,028       $1,365,796
                                                          ==========     ==========         ==========       ==========
Weighted average common share and common
  share equivalents outstanding                              853,843        872,080            853,324          877,550
Weighted average common shares issuable with
  the conversion of debentures to common stock               560,182        152,223            560,182           50,926
                                                          ----------     ----------         ----------       ----------
Weighted average common shares and common share
  equivalents                                              1,414,025      1,024,303          1,413,506          928,476
                                                          ==========     ==========         ==========       ==========
Fully diluted earnings per common share                   $     0.42     $     0.51         $     0.54       $     1.47
                                                          ==========     ==========         ==========       ==========

    Fully diluted earnings per share are not disclosed on the statement of operations as they are anti-dilutive for the nine months ended December 31, 1996